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                                   EXHIBIT 5.1

                                 Bryan Cave LLP
                             120 Broadway, Suite 500
                           Santa Monica, CA 90401-2305
                            Telephone: (310) 576-2100
                            Facsimile: (310) 576-2200




                                 April 29, 1999


TENERA, Inc.
Spear Street Tower, Suite 1850
One Market Plaza
San Francisco, California 94105-1018


                  Re:      TENERA, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

                  We have acted as securities counsel for TENERA, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 to be filed with the Securities and Exchange Commission (the "Commission") on April 30, 1999, in connection with the registration of 300,000 shares of the Company's Common Stock, par value $0.01 per share (collectively, the "Shares"), issuable upon the exercise of options granted or to be granted under the Company's 1993 Outside Director Compensation and Option Plan, Amended and Restated as of March 1, 1998 (the "Plan").

                  In connection with the preparation of the Registration Statement and the proposed issuance and sale of the Shares in accordance with the Plan and the Form S-8 prospectus to be delivered to participants in the Plan, we have made certain legal and factual examinations and inquiries and examined, among other things, such documents, records, instruments, agreements, certificates and matters as we have considered appropriate and necessary for the rendering of this opinion. We have assumed for the purpose of this opinion the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, and the genuineness of the signatures thereon. As to various questions of fact material to this opinion, we have, when relevant facts were not independently established, relied, to the extent deemed proper by us, upon certificates and statements of officers and representatives of the Company.

                  Based on the foregoing and in reliance thereon, it is our opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan and the prospectus to be delivered to participants in the Plan, the Shares will be validly issued, fully paid and nonassessable.



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                  We hereby  consent to the  inclusion of our opinion as Exhibit
5.1 to the Registration Statement and further consent to the reference to this firm in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                  This opinion is rendered solely for your benefit in accordance with the subject transaction and is not to be otherwise used, circulated, quoted or referred to without our prior written consent. We are opining herein only as to the internal (and not the conflict of law) laws of the State of Delaware, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

                                                     Very truly yours,

                                                     /s/ BRYAN CAVE LLP

                                                     BRYAN CAVE LLP



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